Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 10, 2025, with respect to the consolidated financial statements of Norfolk Southern Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Atlanta, Georgia

September 30, 2025